Exhibit 5.1

June 25, 2020

To:

PolyPid Ltd.

18 Hasivim St.

Petach Tikva 4959376, Israel

Re: Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as Israeli counsel to PolyPid Ltd. (the “Company”), an Israeli company, in connection with the registration by the Company of ordinary shares, no par value of the Company (the “Ordinary Shares”), including Ordinary Shares issuable upon exercise of the underwriters’ over-allotment option, in connection with an underwritten public offering of the Company (the “Offering”).

In connection with this opinion, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of registration statement on Form F-1 (Registration Statement No. 333-238978) (the “Initial Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and a Registration Statement on Form F-1 that is to be filed with the Commission pursuant to Rule 462(b) of Regulation C promulgated under the Securities Act (the “Rule 462(b) Registration Statement” and together with the Initial Registration Statement, the “Registration Statements”) as to which this opinion is filed as an exhibit, the exhibits to the Registration Statements including the form of Underwriting Agreement between the Company and Barclays Capital Inc., as representative of the underwriters listed therein, copies of the Company’s articles of association, resolutions of the Company’s Board of Directors (the “Board”) which have heretofore been approved and relate to the Offering, and such statutes, regulations, corporate records, documents, certificates and such other instruments that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the corporate records, documents, certificates and instruments we have reviewed; (iv) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; and (v) the legal capacity of all natural persons.

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Israel and have not, for the purpose of giving this opinion, made any investigation of the laws of any other jurisdiction than the State of Israel.

Based upon and subject to the foregoing, we are of the opinion that (i) the Ordinary Shares have been duly authorized for issuance by all necessary corporate action by the Company; and (ii) upon payment to the Company of the consideration in such amount and form as shall be determined by the Board or an authorized committee thereof, the Ordinary Shares, when issued and sold in the Offering as described in the Registration Statements (including any additional Ordinary Shares pursuant to Rule 462(b) under the Securities Act), will be duly and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Rule 462(b) Registration Statement and to the use of our name wherever it appears in the Registration Statements. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statements, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Sullivan & Worcester Israel (Har-Even & Co.)

Sullivan & Worcester Israel (Har-Even & Co.)